Exhibit 99.1

Encana delivers strong fourth quarter and 2017 results; company announces $400 million share repurchase program

Calgary, Alberta (February 15, 2018) TSX, NYSE: ECA

Encana delivered outstanding financial and operating results in the fourth quarter to close a year of strong, consistent performance. The company met or exceeded its 2017 guidance targets, generated net earnings of $827 million, cash from operating activities of $1.1 billion and expanded its non-GAAP cash flow margin by 81 percent from 2016. Encana is positioned to meet or exceed the targets outlined in its five-year plan and sees potential to generate significantly more cash available than originally expected.

Demonstrating its focus on shareholder returns, Encana plans to spend up to $400 million to repurchase up to 35 million common shares over the next 12 months through a normal course issuer bid (NCIB). The commencement of the NCIB is subject to and following Toronto Stock Exchange (TSX) approval. The company plans to fund the NCIB with cash on hand.

Full-year and fourth quarter 2017 highlights include:

•	Net earnings of $827 million, up from a net loss of $944 million in 2016.
•	Cash from operating activities of $1.1 billion, up over 65 percent from 2016; fourth quarter cash from operating activities of $369 million, up 85 percent from the fourth quarter of 2016.
•	Non-GAAP cash flow of $1.3 billion, up 60 percent from 2016; fourth quarter non-GAAP cash flow of $444 million, up 47 percent from the fourth quarter of 2016.
•	Non-GAAP cash flow margin up 81 percent from 2016 to $11.75 per barrel of oil equivalent (BOE), significantly exceeding the original 2017 target of $10 per BOE.
•	Core asset production growth of 31 percent from the fourth quarter of 2016 to the fourth quarter of 2017, significantly exceeding the original 2017 target of greater than 20 percent.
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Fourth quarter Permian production of 82,600 barrels of oil equivalent per day (BOE/d), significantly exceeding the original 2017 target of 75,000 BOE/d; fourth quarter Montney liquids production more than doubled from the fourth quarter 2016 to 29,000 barrels per day (bbls/d).

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Replaced 168 percent of full-year 2017 production on a Canadian protocols proved plus probable reserves basis after royalties (2P reserves) and 228 percent on an SEC proved reserves basis (U.S. protocols), excluding dispositions.

•	Permian and Montney together replaced 331 percent of their full-year 2017 production on a Canadian protocols 2P reserves basis and 339 percent on an SEC proved reserves basis, excluding dispositions.

“We delivered very strong financial and operational results in 2017,” said Doug Suttles, Encana President & CEO. “Driven by disciplined capital allocation, consistent performance and relentless pursuit of improvement, we significantly exceeded our cash flow margin target and delivered substantial oil and condensate growth. We are well positioned for 2018 and expect to fund our 2018 capital program from corporate cash flows.”

“We have further demonstrated our confidence in our five-year plan and our commitment to shareholder returns with the announcement of our share repurchase program which we plan to fund with cash on hand,” added Suttles. “We are firmly on track to deliver quality returns and compelling growth through our five-year plan and we see strong financial upside.”

Innovation, efficiency and commercial ingenuity drive well performance and value

Encana’s strong and consistent performance is driven by a relentless focus on innovation and efficiency. The company’s large-scale cube development model, high-intensity completions and precision targeting continue to maximize margin, resource recovery and capital efficiency. These innovations increased average 180-day initial production rates by over 25 percent for only 9 percent additional cost. Encana has secured the majority of expected field services and materials for 2018 and expects efficiencies to offset inflation.

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Operational highlights include:

Permian: strong finish to 2017 sets stage for significant 2018 production growth

•	Cube development, advanced completions and precision targeting continue to drive well productivity, efficiencies and returns.
•	2017 total production averaged 66,200 BOE/d, up 37 percent from 2016. Total production in 2018 is expected to increase by approximately 30 percent from 2017.

Montney: high-quality condensate play driving significant margin expansion

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Fourth quarter 2017 liquids production more than doubled from the fourth quarter of 2016 to 29,000 bbls/d. This is expected to double again in the fourth quarter of 2018 to between 55,000 and 65,000 bbls/d.

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Montney condensate receives premium pricing similar to WTI. Encana has diversified the markets for its Western Canadian gas with only four percent of total expected company revenue exposed to AECO in 2018 and approximately five percent in 2019 and 2020.

Eagle Ford and Duvernay: quality assets generating free cash flow

•	Enhanced completion designs continue to drive productivity improvements. These plays averaged total combined production of 67,800 BOE/d in 2017 which was consistent with 2016.
•	Both assets delivered free operating cash flow in 2017 and are expected to deliver significant free operating cash flow again in 2018.

2017 year-end and fourth quarter results: driving quality growth and quality returns

Encana reported full-year net earnings of $827 million or $0.85 per share and a fourth quarter net loss of $229 million, reflecting a non-cash deferred tax charge primarily due to a decrease in tax rates in 2017 arising from U.S. tax reform. Cash from operating activities in 2017 was $1.1 billion and $369 million in the fourth quarter. Full-year non-GAAP operating earnings were $422 million, up from $76 million in 2016. Fourth quarter non-GAAP operating earnings were $114 million, up from $85 million in the fourth quarter of 2016. Non-GAAP cash flow for 2017 was $1.3 billion, up 60 percent from 2016. Non-GAAP cash flow in the fourth quarter was $444 million, up 47 percent year-over-year.

In 2017, Encana delivered total production of 313,200 BOE/d with the company’s core assets contributing 83 percent. Total fourth quarter production averaged 335,200 BOE/d, with core assets contributing 93 percent. Full-year liquids production averaged 129,100 bbls/d with fourth quarter liquids volumes of 152,600 bbls/d, up 40 percent from the same period in 2016. Full-year natural gas production averaged 1,104 million cubic feet per day (MMcf/d).

Discipline, innovation and efficiency: lowering costs and maintaining a strong balance sheet

Encana continued to drive efficiencies across its business in 2017 and met all cost savings targets for the year. The company reduced transportation and processing expense by $56 million or six percent compared to 2016; operating expense (excluding long-term incentives costs) by $78 million or 14 percent; and administrative expense by $11 million or six percent (excluding the impact of long-term incentive costs and restructuring charges).

At year-end 2017, Encana had approximately $5.2 billion in total liquidity, composed of $719 million in cash and cash equivalents and $4.5 billion in available credit facilities.

2018 capital and production guidance: disciplined capital allocation, liquids growth and margin expansion

Encana expects its 2018 capital program will be between $1.8 billion and $1.9 billion which will be fully funded from cash flows. Approximately 70 percent of its capital program will be focused on growing oil production from the Permian and high-margin condensate production in the Montney. The company’s core assets are expected to contribute over 95 percent of total 2018 production. Encana expects to grow 2018 total annual production to between 360,000 to 380,000 BOE/d and grow total liquids production to between 165,000 bbls/d and 175,000 bbls/d. Visit the company’s website to download its 2018 corporate guidance.

Managing risk and maximizing realized price

Encana has a fully integrated and robust risk management program to manage balance sheet risk and support the efficient execution of its strategy. This includes financial derivatives, transportation contracts and a diversified physical sales portfolio. Encana has secured access to diverse, premium markets across North America, limiting its exposure to AECO natural gas pricing through 2020.

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As at February 12, 2018, the company has hedged approximately 104,000 bbls/d of expected oil and condensate production for the balance of the year using a variety of structures at an average price of $54.48 per barrel (bbl). In addition, Encana has hedged approximately 790 MMcf/d of expected natural gas production for the balance of the year at an average price of $3.03 per thousand cubic feet (Mcf).

For 2019, the company has hedged approximately 15,000 bbls/d of expected oil and condensate production at an average price of $58.30 per bbl.

Encana announces planned share repurchase program

The company has announced plans to repurchase up to $400 million of the company’s common shares over the next 12 months through the NCIB, subject to and following TSX approval. The company will be submitting a notice to the TSX of its intention to commence the NCIB (the “Notice”) through which Encana may purchase for cancellation up to 35,000,000 common shares, which is equal to approximately 3.6 percent of Encana’s 973,123,364 common shares issued and outstanding as of January 31, 2018. Purchases will be made on the open market through the facilities of the TSX, New York Stock Exchange and/or alternative trading systems at the market price at the time of acquisition, as well as by other means as may be permitted by stock exchange rules and securities laws. The company plans to fund the NCIB with cash on hand.

Encana intends to execute the NCIB in a manner that is consistent with its commitment to capital discipline by ensuring that the level of spending is aligned with the prevailing commodity price environment and resulting cash flows. The actual number of common shares that may be purchased under the NCIB and the timing of any such purchases will be determined by Encana. Encana believes that, depending on the trading price of its common shares and other relevant factors, purchasing its own shares represents an attractive opportunity that is in the best interests of the company and its shareholders. Encana has not purchased any of its shares pursuant to a normal course issuer bid within the past 12 months.

Dividend declared

On February 14, 2018, the Board declared a dividend of $0.015 per share payable on March 29, 2018 to common shareholders of record as of March 15, 2018.

Non-GAAP Cash Flow Reconciliation
(for the period ended December 31)	Q4	Q4
($ millions, except per share amounts)	2017	2016	2017	2016
Cash from (used in) operating activities	369	199	1,050	625
Deduct (add back):
Net change in other assets and liabilities	(13)	(11)	(40)	(26)
Net change in non-cash working capital	(62)	(92)	(253)	(187)
Non-GAAP cash flow[1]	444	302	1,343	838
Non-GAAP cash flow margin[1]	14.40	10.21	11.75	6.49
Non-GAAP Operating Earnings Reconciliation
Net earnings (loss)	(229)	(281)	827	(944)
Before-tax (addition) deduction:
Unrealized gain (loss) on risk management	46	(149)	442	(614)
Impairments	-	-	-	(1,396)
Non-operating foreign exchange gain (loss)	(19)	(104)	281	135
Restructuring charges	-	(1)	-	(34)
Gain (loss) on divestitures	(1)	(3)	404	390
Gain on debt retirement	-	-	-	89
	26	(257)	1,127	(1,430)
Income tax	(369)	(109)	(722)	410
After-tax (addition) deduction	(343)	(366)	405	(1,020)
Non-GAAP operating earnings (loss) [1]	114	85	422	76
[1] Non-GAAP cash flow, non-GAAP cash flow margin and non-GAAP operating earnings are non-GAAP measures as defined in Note 1.

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Production Summary
(for the period ended December 31) (average)	Q4 2017	Q4 2016	% Δ	2017	2016	% Δ
Oil (Mbbls/d)	85.0	66.4	28	76.3	73.7	4
NGLs – Plant Condensate (Mbbls/d)	33.7	19.9	69	26.3	20.3	30
Oil & Plant Condensate (Mbbls/d)	118.7	86.3	38	102.6	94.0	9
NGLs – Other (Mbbls/d)	33.9	22.6	50	26.5	28.1	(6)
Oil and NGLs Total (Mbbls/d)	152.6	108.9	40	129.1	122.1	6
Natural gas (MMcf/d)	1,096	1,276	(14)	1,104	1,383	(20)
Total production (MBOE/d)	335.2	321.5	4	313.2	352.7	(11)

Liquids and Natural Gas Prices
	Q4 2017	Q4 2016	2017	2016
Liquids ($/bbl)
WTI	55.40	49.29	50.95	43.32
Encana realized liquids prices[1]
Oil	52.94	50.78	49.76	48.68
NGLs – Plant Condensate	52.65	45.39	48.92	39.84
NGLs – Other	24.29	17.86	20.63	12.35
Natural gas
NYMEX ($/MMBtu)	2.93	2.98	3.11	2.46
Encana realized natural gas price[1] ($/Mcf)	2.34	2.35	2.42	2.10

1 Prices include the impact of realized gain (loss) on risk management.

Year-End 2017 Reserves Estimates

2017 Reserves Estimates – Canadian Protocols (Net, After Royalties)[1]
Using forecast prices and costs; simplified table (MMBOE)	1P Proved	2P Proved + Probable	3P Proved + Probable + Possible
Canadian Operations	521	1,249	1,504
USA Operations	341	660	735
Total as of December 31, 2017	861	1,909	2,239

2017 Proved Reserves Estimates – Canadian Protocols (Net, After Royalties)[1]
Using forecast prices and costs; simplified table.	Oil & NGLs (MMbbls)	Natural Gas (Bcf)	Total (MMBOE)
December 31, 2016 Revisions and economic factors Extensions, improved recovery and discoveries Acquisitions Dispositions Production	332.0 18.6 93.4 1.3 (11.3) (47.1)	3,527 207 403 2 (887) (403)	919.9 53.1 160.4 1.6 (159.2) (114.3)
December 31, 2017	386.7	2,848	861.5

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2017 Proved Reserves Estimates – U.S. Protocols (Net, After Royalties)[1]
Using constant prices and costs; simplified table.	Oil & NGLs (MMbbls)	Natural Gas (Bcf)	Total (MMBOE)
December 31, 2016	306.0	2,902	789.7
Revisions and improved recovery	(33.9)	(58)	(43.6)
Extensions and discoveries	158.0	871	303.1
Purchase of reserves in place	1.2	2	1.5
Sale of reserves in place	(9.2)	(795)	(141.6)
Production	(47.1)	(403)	(114.3)
December 31, 2017	375.0	2,519	794.9

1 Numbers may not add due to rounding.

Encana replaced 168 percent of full-year 2017 production on an NI 51-101 (Canadian protocol) proved plus probable reserves basis after royalties, 188 percent of full-year 2017 production on an NI 51-101 proved reserves basis and 228 percent of full-year 2017 production on an SEC (U.S. protocol) proved reserves basis after royalties, excluding dispositions. The changes were primarily due to Encana’s continued execution and investment in the core assets resulting in drilling extensions of 497 million barrels of oil equivalent (MMBOE) (NI 51-101 proved plus probable reserves basis), 160 MMBOE (NI 51-101 proved reserves basis) and 303 MMBOE (SEC proved reserves basis), which was primarily a result of successful drilling in the Permian, Montney and Eagle Ford. For Permian and Montney together, Encana replaced 331 percent of their full-year 2017 production on an NI 51-101 proved plus probable reserves basis and 339 percent of full-year 2017 production on an SEC proved reserves basis, excluding dispositions.

Differences between estimates under Canadian and U.S. protocols primarily represent the use of forecast prices in the estimation of reserves under Canadian standards, while U.S. standards require the use of 12-month average historical prices which are held constant. For information on reserves reporting, see Note 2.

Estimated Risked Economic Contingent Resources

Net (after royalties) using forecast prices and costs.	Estimated Risked Economic Contingent Resources (MMBOE) [1]
	Contingent Resource Sub-class	1C Low estimate	2C Best estimate	3C High estimate
Canadian Operations	Development Pending	1,152	2,145	2,546
	Development On Hold	2	2	3

USA Operations	Development Pending	1,147	1,375	1,510
	Development On Hold	13	15	17

Total as of December 31, 2017	Development Pending	2,298	3,521	4,056
	Development On Hold	15	17	19

1 Numbers may not add due to rounding.

For information on reserves and economic contingent resources, see Advisory Regarding Oil and Gas Information.

Conference call information

A conference call and webcast to discuss the 2017 fourth quarter and year-end results will be held for the investment community today at 7 a.m. MT (9 a.m. ET). To participate, please dial (844) 707-0663 (toll-free in North America) or (703) 326-3003 (international) approximately 10 minutes prior to the conference call. The live audio webcast of the 2017 fourth quarter and year-end conference call, including slides, will also be available on Encana’s website, www.encana.com, under Investors/Presentations & Events. The webcasts will be archived for approximately 90 days.

Encana Corporation

Encana Corporation (“Encana”) is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids (NGLs) and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the

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strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

Important Information

Encana reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on an after-royalties basis, unless otherwise noted. The term liquids is used to represent oil, NGLs and condensate. The term liquids-rich is used to represent natural gas streams with associated liquids volumes. Unless otherwise specified or the context otherwise requires, references to Encana or to the company includes reference to subsidiaries of and partnership interests held by Encana Corporation and its subsidiaries.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

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Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production.

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Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that management believes reduces the comparability of the company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes may include valuation allowances and the provision related to the pre-tax items listed, as well as income taxes related to divestitures and U.S. tax reform, and adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate.

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Operating Cash Flow is a non-GAAP measure defined as product revenues less costs associated with delivering the product to market, including production, mineral and other taxes, transportation and processing and operating expenses. Operating Cash Flow is used by management as an internal measure of the profitability of a play(s). Free Operating Cash Flow is a non-GAAP measure defined as Operating Cash Flow in excess of capital investment, excluding net acquisitions and divestitures.

NOTE 2: Information on reserves reporting – Detailed Canadian protocol disclosure will be contained in Encana’s Form 51-101F1 for the year ended December 31, 2017 (“Form 51-101F1”) and detailed U.S. protocol disclosure will be contained in Encana’s Annual Report on Form 10-K for the year ended December 31, 2017 (“Annual Report on Form 10-K”), each of which Encana anticipates filing with applicable securities regulatory authorities on or about February 26, 2018. A description of the primary differences between the disclosure requirements under Canadian standards and under U.S. standards will be set forth under the heading “Note Regarding Additional Reserves Information” in the Form 51-101F1.

ADVISORY REGARDING OIL AND GAS INFORMATION - All estimates in this news release are effective as of December 31, 2017, prepared by qualified reserves evaluators in accordance with procedures and standards contained in the Canadian Oil and Gas Evaluation (“COGE”) Handbook, National Instrument 51-101 (NI 51-101) and SEC regulations, as applicable. On August 14, 2017, Encana was granted an exemption by the Canadian Securities Administrators from the requirements under NI 51-101 that each qualified reserves evaluator or qualified reserves auditor appointed under section 3.2 of NI 51-101 and who execute the report under Item 2 of Section 2 of NI 51-101 be independent of Encana. Notwithstanding this exemption, for year-ended December 31, 2017, Encana involved independent qualified reserves auditors to audit a portion of the Company’s reserves and economic contingent resources estimates. Detailed Canadian and U.S. protocol disclosure will be contained in the Form 51-101F1 and Annual Report on Form 10-K, respectively, as described in Note 2. Additional detail regarding Encana’s economic contingent resources disclosure will be available in the Supplemental Disclosure Document filed concurrently with the Form 51-101F1. Information on the forecast prices and costs used in preparing the Canadian protocol estimates will be contained in the Form 51-101F1. For additional information relating to risks associated with the estimates of reserves and resources, see “Item 1A. Risk Factors” of the Annual Report on Form 10-K.

Reserves are the estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, from a given date forward, based on: analysis of drilling, geological, geophysical and engineering data, the use of established technology, and specified economic conditions, which are generally accepted as being reasonable. Proved reserves are those reserves which can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities

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recovered will exceed the estimated proved reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible reserves.

Contingent resources do not constitute, and should not be confused with, reserves. Contingent resources are defined as those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. There is a range of uncertainty of estimated recoverable volumes. A low estimate (1C) is considered to be a conservative estimate of the quantity that will actually be recovered. It is likely that the actual remaining quantities recovered will exceed the low estimate, which under probabilistic methodology reflects at least a 90% confidence level. A best estimate (2C) is considered to be a realistic estimate of the quantity that will actually be recovered. It is equally likely that the actual remaining quantities recovered will be greater or less than the best estimate, which under probabilistic methodology reflects at least a 50% confidence level. A high estimate (3C) is considered to be an optimistic estimate. It is unlikely that the actual remaining quantities recovered will exceed the high estimate, which under probabilistic methodology reflects at least a 10% confidence level. There is uncertainty that it will be commercially viable to produce any portion of the resources.

All of the resources classified as contingent are considered to be discovered, and as such have been assigned a 100% chance of discovery, but have however been risked for the chance of development. The chance of development is defined as the likelihood of a project being commercially viable and development proceeding in a timely fashion. Determining the chance of development requires taking into consideration each contingency and quantifying the risks into an overall development risk factor at a project level. All of the contingent resources disclosed herein are classified as either Development Pending or Development On Hold. Development Pending is where resolution of the final conditions for development is being actively pursued (high chance of development). Resources classified in this sub-category must be economic and have been assigned a chance of development ranging between 80 percent and 99 percent. Development On Hold is where there is a reasonable chance of development, but there are major non-technical contingencies to be resolved that are usually beyond the control of the operator. Resources classified in this sub-category must be economic and have been assigned a chance of development ranging between 50 percent and 79 percent. Contingent resources are defined as “economic contingent resources” if they are currently economically recoverable and are categorized as economic if those contingent resources have a positive net present value under currently forecasted prices and costs. In examining economic viability, the same fiscal conditions have been applied as in the estimation of Encana’s reserves. Contingencies include factors such as required corporate or third party (such as joint venture partners) approvals, legal, environmental, political and regulatory matters or a lack of infrastructure or markets. None of Encana’s estimated contingent resources are subject to technical contingencies.

The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation. 30-day initial or peak production and other short-term rates are not necessarily indicative of long-term performance or of ultimate recovery.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS - This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: expectation of meeting or exceeding targets in corporate guidance and five-year plan; ability to generate growth, returns, significant financial upside and anticipated shareholder returns; anticipated share repurchase program, including amount and number of shares to be acquired, source of funding, anticipated timeframe, regulatory filings and approval thereof, method and location of purchases, commitment to capital discipline, and reasons and benefits of the program; projected cash available; anticipated capital program, including funding within expected cash flows and allocation thereof; success of and benefits from innovation, including cube development approach, high-intensity completions and precision well targeting; ability to capture cost efficiencies and secure field services and materials; anticipated production, including percentage from core assets, well productivity, efficiencies, returns, margin expansion, product types, delivery of significant free operating cash flow and growth between periods, including impact of commodity prices; exposure to certain commodity prices; ability to maintain a strong balance sheet, including access to sources of liquidity; anticipated hedging and outcomes of risk management program, including amount of hedged production; performance relative to peers; and anticipated dividends

Readers are cautioned against unduly relying on FLS which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: future commodity prices and differentials; foreign exchange rates; ability to access credit facilities and shelf prospectuses; assumptions contained in the Company’s corporate guidance, five-year plan and as specified herein; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; effectiveness of Encana’s drive to productivity and efficiencies; results from innovations; expectation that counterparties will fulfill their obligations under the gathering, midstream and marketing agreements; access to transportation and processing facilities where Encana operates; assumed tax, royalty and regulatory regimes; enforceability of transaction agreements; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends, including with respect to the pace of technological development, benefits achieved and general industry expectations.

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Risks and uncertainties that may affect these business outcomes include: ability to generate sufficient cash flow to meet obligations; commodity price volatility; ability to secure adequate transportation and potential pipeline curtailments; variability and discretion of Encana’s board of directors to declare and pay dividends, if any; variability in the amount, number of shares, method, location and timing of purchases, if any, pursuant to the share repurchase program, including regulatory filings and approvals thereof; timing and costs of well, facilities and pipeline construction; business interruption, property and casualty losses or unexpected technical difficulties, including impact of weather; counterparty and credit risk; impact of a downgrade in credit rating and its impact on access to sources of liquidity; fluctuations in currency and interest rates; risks inherent in Encana’s corporate guidance; failure to achieve cost and efficiency initiatives; risks inherent in marketing operations; risks associated with technology; changes in or interpretation of royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations; risks associated with existing and potential lawsuits and regulatory actions made against Encana; impact of disputes arising with its partners, including suspension of certain obligations and inability to dispose of assets or interests in certain arrangements; Encana’s ability to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities of liquids and natural gas from plays and other sources not currently classified as proved, probable or possible reserves or economic contingent resources, including future net revenue estimates; risks associated with past and future acquisitions or divestitures of certain assets or other transactions or receipt of amounts contemplated under the transaction agreements (such transactions may include third-party capital investments, farm-outs or partnerships, which Encana may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Encana may refer to from time to time as “proceeds”, “deferred purchase price” and/or “carry capital”, regardless of the legal form) as a result of various conditions not being met; and other risks and uncertainties impacting Encana’s business, as described in its most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by such FLS are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. FLS contained in this news release are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: Corey Code Vice-President, Investor Relations (403) 645-4606 Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252	Media contact: Simon Scott Vice-President, Communications (403) 645-2526 Jay Averill Director, Media Relations (403) 645-4747

SOURCE: Encana Corporation

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